Exhibit 10.8

MEMBERS’ AGREEMENT

BETWEEN

NATURALSHRIMP HOLDINGS, INC.,

F&T WATER SOLUTIONS, LLC,

THE MEMBERS

OF

NATURAL AQUATIC SYSTEMS, LLC

1.	INTRODUCTION

This Agreement is made and entered into on August ___, 2014, by and between F&T Walter Solutions, LLC. (“F&T”), a Limited Liability Company formed under the laws of Florida, with registered address at 109 Spanish River Blvd., Boca Raton, FL 33431 and NATURALSHRIMP HOLDINGS, INC. (“NSH”), a company incorporated under the laws of the State of Delaware, USA, with registered address at 2068 N. Valley Mills Dr., Waco, Texas 76710.  F&T, and NSH are the initial members of the Company and shall be collectively referred to herein as the “Members”).

WHEREAS, F&T, and NSI shall enter into a joint venture, Natural Aquatic Systems, LLC (the “Company”); and

WHEREAS, the Company is intended to serve as a holding company registered under the laws of Texas, and, through wholly-owned subsidiaries organized under the laws of the country in which such subsidiary will be situated, shall be responsible for the construction and operation of shrimp production facilities using co-developed F&T, and NSH’s proprietary technologies and know-how with respect to indoor recirculating aquatic species systems, (other than indoor recirculating shrimp systems), as more fully defined in Schedule 1 attached hereto (the “Technology”); and

WHEREAS, NSH will obtain fifty-percent of the outstanding equity interest in the Company and F&T and will obtain fifty-percent of the outstanding equity in the Company;

WHEREAS, this Agreement intends to govern the relationship between the Members.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

2.	PURPOSE

2.1
The purpose of this Agreement is to govern and address the business relationship between the Members in regards to the ownership, construction, operation, and management of enclosed aquatic production facilities throughout the world co-developed initially in a R&D facility located in La Coste, Texas;

2.2
The Company shall be a legal entity formed under the laws of the State of Texas, USA, which shall be solely responsible for the development, construction, operation, and licensing of aquatic production facilities using the Technology.  The Company will establish other subsidiaries and licensees as appropriate in order to cover the countries throughout the world.

2.3
The Members have agreed to develop a comprehensive three year business plan encompassing all potential enclosed recirculating aquatic species, except enclosed recirculating shrimp technologies.  This enclosed shrimp system will be co-developed during the first R&D test phase with the Members with regards to enclosed aquatic growing facility located in La Coste, Texas.  Upon a successful first phase of co-developing the enclosed shrimp technology, the Members will begin development of the Company’s Enclosed Aquatic Technology (the “Facility”):

2.3.1
During the aforementioned first phase development, the Members will develop a comprehensive business plan, for the development, operation, construction, licensing of the Enclosed Aquatic Technology worldwide;

2.3.2
Upon development of the Technology, members will use their best efforts to obtain, all necessary local, state and federal governmental permits and licenses necessary to construct and operate an R&D Facility/ Pilot Plant to market and sell aquatic species (except shrimp); and

2.3.3
Ensure that management and other staff of the Facility comply with all rules, regulations, statutes and laws applicable to the business of the Facility, subject to any decisions made by the Board of Managers of the Company (the “Board”) or the managing director of the Company (the “Managing Director”) pursuant to their respective competencies described in Article 4 below.

2.4	The Members will do or provide the following:

2.4.1
Members will provide certain services to the Company for a management fee of __________ month (the “Management Fee”).  The obligation to pay the Management Fee shall commence sixty (60) days following the completion of the delivery of all Know-How (as defined in Schedule 1 attached hereto) and documentation concerning the Technology necessary to construct the Facility (the “Technology Transfer”), such completion to be evidenced by written notice thereof from the Company to the Members.  The services covered by the Management Fee will include:  staff expenses and consulting services regarding strategic planning, marketing, production and distribution of shrimp; provided, however, that in no case shall such services include any services related to the Technology Transfer or the services to be provided by the Members at the Facility as provided in Section 2.4.2; and

2.4.2
Following the completion of the Technology Transfer and during the development of any shrimp growing facility by the Company, the Members will furnish certain employees at such facility’s location to provide consulting services.  The Company shall pay (1) all reasonable travel and living expenses for the Members employees when engaged in such on-site consultations, and (ii) the actual prorated hourly employee cost for each Members employee assigned to the Company; and

3.	LICENSE

3.1	Members hereby grant to the Company an exclusive license to use the Technology through-out the world.

3.2	Members will assist the Company with developing an advertising, marketing and promotion program for expansion of the Technology.

3.3
The Company will pay for all government fees associated with the procurement and maintenance of the whole or any part of the Technology.  The Company shall not make any representation or perform any act, which may be taken to indicate that it has any title or interest in or to the ownership or use of the Technology.

3.4
The Company shall at all times indemnify and keep indemnified the Members against all or any costs, claims, damages or expenses incurred by the Members or for which the Members may become liable with respect to any claim relating to the use of the Technology or the Licensed Products and supplied or put into use by the Company.

3.5	Following the execution of this Agreement, the Company shall have a license to use the Technology throughout the world.

3.6
Company shall have the right to sublicense the rights granted to it in the Technology under this Section 3 to its wholly-owned subsidiaries.  Subject to Board approval, Company may also subcontract to third parties some or all of the aspects of production of the Licensed Products; provided, however, that in all such cases, no Know-How or any other confidential information of the Members shall be disclosed to such third party unless it is subject to a written confidentiality agreement with Company and the Members and in form acceptable to the Members.

4.	MANAGEMENT OF THE COMPANY

4.1
Day-to-day management will be the responsibility of the Managing Director, who shall be responsible to the Board of Directors and follow the Board’s policies.  The Managing Director shall be appointed by the Board.

4.2
The Board will consist of four Directors; two (2) who will be appointed by NSH, two (2) who will be appointed by F&T.  The Directors shall perform their duties in good faith and with due skill and care.  The position of Chairman of the Board will rotate among the four Directors on an annual basis.  The Chairman of the Board will be permitted to vote on matters properly coming before the Board.  Any tie vote that the Board is not otherwise able to resolve between themselves, will be resolved in accordance with Article 10.

4.3	The Managing Director shall act within the powers and duties limited by the Board.

4.4
Meetings of the Board shall be held at least quarterly, or else as called by a Director on reasonable notice.  The quorum for the transaction of business by the Board shall be four (4) Directors, consisting of at least two (2) Directors appointed by NSH, two (2) Directors appointed by F&T.,.

4.5	Compensation of any Director shall be determined by the Directors and the compensation of the Managing Director and any other officers of the Company shall be determined by the Board.

4.6
No Managing Director or other officer of the Company will take any action which is (a) reserved to the Board or Members, (b) contrary to this Agreement, the Certificate of Formation or Limited Liability Company Agreement of the Company, or any other agreement governing the relationship among the Members, or (c) which would contravene law.

5.	CAPITAL CONTRIBUTIONS

5.1	The members will license the Company to use the Technology and will provide, free of charge, all things necessary to complete the Technology Transfer.

5.2	The Company will develop a business plan for funding the capital necessary to secure and operate the initial Facility and roll-out strategy.

6.	GENERAL MEMBERS MEETINGS

6.1
The Company’s Certificate of Formation and Limited Liability Company Agreement shall seek to incorporate the terms of this Article 6 insofar as these terms are allowed under Texas law.  If the Certificate of Incorporation or the Bylaws of the Company do not comply with the terms set forth in this.  Article 6 below, then the said Certificate of Formation or Limited Liability Company Agreement shall take precedent.

6.2
All meetings of the Members shall be held at the principal office of the Company or at such other place as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

6.3
The annual meeting of the Members of the Company for the transaction of such business for which such meeting is called or as may properly come before the meeting, shall be held at such time and date as shall be designated by the Members from time to time and stated in the notice of the meeting.  Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

6.4
Special meetings of the Members may be called by the Board or by the holders of not less than ten percent (10%) of all the outstanding equity interests of the Company.  Business transacted at all special meetings shall be confined to the purposes stated in the notice.

6.5
Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than fourteen (14), or in the case of an annual general meeting, no less than twenty-one (21) clear days before the date of the meeting, either personally or by mail, by or at the direction of the Members or person calling the meeting, to each Member of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered forty-eight (48) hours after it was deposited in the mail to the Member at his address as it appears on the transfer record of the Company, with postage prepaid.

6.6
A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Certificate of Formation or Limited Liability Company Agreement of the Company.  Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.  If during a meeting such quorum ceases to be present, the meeting shall stand adjourned until the same day in the next week at the same time and place or until such time and place as the Board may determine.  At any meeting of the Members at which a quorum is present, the vote of the holders of a Majority in Interest of all the Members shall be the act of the Members, unless the, vote of a greater number is required by law, the Certificate of Formation or Limited Liability Company Agreement of the Company, or this Agreement.  For the purposes of this Agreement, “Majority in Interest” shall mean such Members who, in the aggregate, own more than fifty percent (50%) of all of the outstanding equity interests of the Company.

6.7
The Board shall make, at least ten (10) days before each meeting of the Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the percentage of equity ownership of the Company held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours.  Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any.  Member during the whole time of the meeting.  However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

6.8
The Company shall, be entitled to treat the holder of record of any equity interest in the Company as the holder in fact of such equity interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such equity interest on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or Texas law.

6.9
Notwithstanding any provision contained in this Article 6, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone call.  Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of equity interests of the Company constituting not less than the minimum amount of equity interests that would be necessary to take such action at a meeting at which the holders of all equity interests in the Company entitled to vote on the action were present and voted.  Prompt notice of the taking of any action by the Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

6.10
It is agreed that the corporate actions listed below require the approval of such Members who, in the aggregate, own more than seventy-five percent (75%) of all the outstanding equity interests of the Company, and that no resolution of any of the material issues below shall have any effect unless passed at a duly constituted general meeting of Members:

6.10.1	any decision to list the Company’s shares on a public stock exchange;

6.10.2	the dissolution of the Company or the placing of the Company in voluntary liquidation;

6.10.3	the approval of the Company’s annual budget and annual audited financial statements;

6.10.4
the amendment of this Agreement, Company’s Certificate of Formation or Limited Liability Company Agreement, or authorization to engage in any business other than that previously unanimously agreed to by the Members;

6.10.5	the acquisition or disposition of any material portion of the Company’s assets;

6.10.6	the issuance or repurchase of shares in the Company;

6.10.7	any dividend or distribution by the Company;

6.10.8	transactions with any Member or their respective affiliates;

6.10.9	any merger, consolidation, liquidation or any other extraordinary corporate transaction;

6.10.10	settlement of material litigation in excess of the amount agreed by the Members;

6.10.11	change of auditors or accounting practices; and

6.10.12	any (i) capital expenditures, (ii) loans or other borrowings, (iii) mortgages or other encumbrances of assets, or acquisitions or (iv) leases of real property.

7.	MEMBERS & DISTRIBUTION POLICY

7.1	NSH will own 50% of the Company, and share in the profits and losses of the Company in that percentage.

7.2	F&T will own 50% of the Company, and share in the profits and losses of the Company in that percentage.

7.3
25% of Cash Flow (hereinafter defined) shall be used as a reserve for the reasonable needs of the Company, including, without limitation, working capital, capital expenditures and new investments, unless otherwise determined by a Majority in Interest.

7.4	The remaining Cash Flow will be distributed to the Members as and when agreed by the Board on an annual basis (after relevant debt service obligations have been met) but no distribution will:

7.4.1	occur where to do so would contravene law;

7.4.2	occur where to do so would place the Company in a position that it would not be able to pay its debts as they become due in the normal course of business; or

7.4.3	occur where to do so would allow the Company’s total assets to be less than its total liabilities.

7.4.4
For the purposes of this Agreement, “Cash Flow” shall mean, for each quarter, any net cash available to the Company from actual revenues minus (i) the operating and other expenses of the Company, (ii) any applicable state, local and federal taxes payable by the Company, (iii) capital expenditures or leasehold improvements with respect to the Facility, and (iv) any payment of debts of the Company (other than those due under the Loan Agreement).

7.5
The Company shall make distributions of Cash Flow to the extent available at least once a year within a reasonable time after the end of each fiscal year of the Company pro rata in accordance with the equity interests of the Company held by each Member.

7.6
Distributions to the Members of Cash Flow, and the timing of payment of such distributions, shall be sufficient to cover the Members’ respective tax liabilities on the respective share of the Company’s profits which are allocated to them.

7.7
The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that he or she is or was a Member, manager, officer, or employee of the Company or is or was serving at the request of the Company as a manager, officer, or employee, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Section 7.7.  The right to indemnification under this Section 7.7 shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under the Company’s organizational documents or any law, agreement, vote of Members or disinterested managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.8
There is no indemnification of any member of the Board/Members for actions that were taken contrary to the Company’s organizational documents, actions that were fraudulent or constituted gross negligence or which were knowingly taken in violation of law or which related to receipt of a financial benefit to which there was no entitlement.

7.9	The Members may assert claims against each other for breach of obligations.

8.	TRANSFER OF INTERESTS

8.1
Equity interests of the Company may not be transferred, pledged or hypothecated except in accordance with the transfer provisions of this Agreement.  Notwithstanding the foregoing, in no case shall a transfer be permitted if:

8.1.1	the effect of such transfer would be to terminate this Agreement;

8.1.2	the transfer is to a competitor of the Company; or

8.1.3	the transfer would violate any law, or trigger registration requirements under securities laws.

8.2
Transfers to an Affiliate are permitted provided such Affiliate agrees to be bound by same agreements as the Members to this Agreement, and provided advance written notice of such transfer is given to the Members.  For the purposes of this Agreement, the term “Affiliate” shall mean any other person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, the specified person.

8.3	Permitted transfers shall not excuse the Members from the requirement to make capital contributions as required hereby.

8.4
If any Member should desire to sell all or any part of its equity interest in the Company to any party, the other Members shall have the first right and option to purchase, in proportion to their respective equity interests, the equity interests desired to be sold by the selling Member, such option to be upon the same terms and conditions as the selling Member is willing to accept from the prospective purchaser (and the Members hereby agree that if a Member shall agree to any sale other than for cash, the non-selling Members shall have the right to purchase the equity interests desired to be sold by the selling Member for the Fair Market Value of such non-cash consideration).

8.4.1
The terms and conditions upon which any selling Member desires to sell all or any part of its interest hereunder shall be set out in a written offer signed by the prospective purchaser or purchasers.  The selling Member shall thereafter deliver to each of the other Members a fully executed counterpart of the contract relating to the contemplated sale.

8.4.2
The other Members shall have fifteen (15) days from the date of receipt of the executed copies of said contract within which to advise in writing the Member contemplating such sale of their desire to purchase all or some portion of the interest which is the subject of such contemplated sale.  Failure of any Member to advise in writing the selling Member of such Member’s desire to purchase its proportionate part of such equity interests within such fifteen (15) day period shall be deemed conclusively a rejection of such right to purchase.

8.4.3
Should any Member elect not to purchase its proportionate part of the interest which is the subject of the contemplated sale, the selling Member shall promptly so notify the other Members that did elect to purchase their proportionate part and such other Members shall have the right to purchase such part in proportion to their equity interests, by giving the selling Member written notice thereof within the fifteen (15) day period following receipt of said notice.  Likewise, the failure of any such Member to advise the selling Member in writing of its desire to purchase its proportionate part of all of such additionally available equity interests in the manner and within the time permitted shall be conclusively deemed a rejection of such right to purchase.

8.4.4
If the non-selling Members desire to exercise their preferential right and option to purchase and so notify the selling Member (“Exercise Notice”), such Members shall close the purchase of such equity interests prior to the expiration of sixty (60) days after such election, payment for such interest being in accordance with the terms and provisions of the third-party offer; provided, however, that if the consideration provided for in such third-party offer was non-cash consideration, the non-selling Members shall be able to purchase such equity interests for the Fair Market Value of the non-cash consideration contained in the third-party offer.

8.4.5	This preferential right to purchase shall be of no force and effect unless the other Members shall offer to purchase the entire interest offered for sale by the selling Member.

8.4.6
For the purposes of this Agreement, “Fair Market Value” shall mean the value at which the Members mutually agree upon, or in the absence of such agreement within fifteen (15) days of the receipt of the Exercise Notice, then the Members shall by mutual agreement name a competent, independent appraiser familiar with the appraisal of similar closely held businesses to conduct an appraisal of the equity interests to be purchased.  The Fair Market Value of such equity interests shall be determined by the appraiser within forty-five (45) days of the Exercise Date.  The appraiser shall be instructed not to apply a discount to equity interests with a minority (i.e., non-controlling) interest nor to apply a premium to equity interests with a controlling interest in determining the Fair Market Value of the equity interests to be purchased.  If the Members are unable to agree on an appraiser within fifteen (15) days of the expiration of the fifteen (15) day period referred to in this Section 8.4.6, the Members shall each choose a qualified appraiser and these appraisers, as a group and by majority vote, shall select one independent qualified appraiser to determine the Fair Market Value of the equity interests to be purchased in accordance with the immediately preceding paragraph.  In all cases under this Agreement, the cost of any appraisals obtained for purposes of determining Fair Market Value shall be paid by the Company.

9.	CERTIFICATE OF FORMATION OF A LEGAL ENTITY AGREEMENT

9.1
In case of any conflict between the provisions of this Agreement and the Certificate of Formation of a Legal Entity, the Members shall cause necessary alterations to be made to the Certificate of Formation as required in order to remove any conflict, unless the provisions of this Agreement explicitly state that the Certificate of Formation take precedent.

10.	CONFLICTS, GOVERNING LAW IN CASE OF DISPUTES

10.1
In the event of any controversy or claim arising out of or relating to this Agreement, the Members shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both parties.  If settlement is not reached within sixty (60) days after service of a written demand for mediation and if the parties mutually consent, any unresolved controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with American Arbitration Association.  The place of arbitration or mediation pursuant to this Section 10.1 shall be Waco, Texas.  The language of the arbitration shall be English.

10.2	This Agreement will be governed by and construed in accordance with the laws of the State of Texas, USA, without giving effect to any choice of law principles.

11.	MISCELLANEOUS

11.1
This Agreement shall apply to all issued equity interests in the Company.  Further, any or all possible future buyers of shares, no matter way of purchase, shall be made a party to this Agreement in the capacity of “Member.”

11.2
This Agreement constitutes the entire understanding between the parties with respect to the Company, and supersedes all prior agreements, negotiations and discussions between the parties relating to it.

11.3
For the purposes of interpreting this Agreement, the term “person” includes a corporate or unincorporated body.  Words in the singular include the plural and in the plural include the singular.  A reference to one gender includes a reference to the other gender.  The terms “in writing” or “written” include faxes but not e-mail.

11.4
Except as expressly provided in this Agreement, no amendment or variation of this agreement shall be effective unless in writing and signed by a duly authorized representative of each of the parties to it

11.5
The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement.

12.	DISSOLUTION

12.1	The Company shall be dissolved if there is written consent of all Members; or any court decree is issued or law is enacted that would prevent the Company from meeting its purpose.

12.2
A Member who attempts or causes dissolution outside of above events shall be liable to the Company and the other Members.  Upon dissolution, assets of the Company are to be sold and proceeds to be applied to (a) expenses of dissolution, (b) payment of liabilities/debts of the Company, (c) to reserves for contingent/unforeseen liabilities of the Company and (d) to Members in accordance with equity interest.

13.	AUDITS AND FINANCIAL REPORTING

13.1
The Board will cause the Company to keep complete and accurate records and books of account in accordance with the Company’s accounting policies and United States generally accepted accounting principles (“GAAP”), or such other accounting principles which may be required according to local law from time to time, consistently applied.  Members (and their duly authorizes representatives) will have access to records and books during regular working hours upon reasonable prior notice.

13.2	Monthly, quarterly and annual financial statements for the Company will be produced and supplied to the Board and the Members.

13.3	Annual statements will be audited promptly and supplied in audited form to the Board and the Members.

13.4	Members shall have full access to all information concerning the Company.

14.	NON-COMPETE AND CONFIDENTIALITY

14.1	The Company will be sole vehicle through which the Members engage in the Company’s agreed purpose.

14.2
The Members will keep Company matters confidential but may disclose information/documentation regarding the Company to advisers, affiliates and employees of affiliates, and as necessary and approved by the Members to the Company’s customers.

15.	ACCOUNTING

15.1
The Company will operate on an accrual basis for tax and financial accounting purposes consistent with GAAP, or such other accounting principles which may be required according to local law from time to time

15.2	The Company’s fiscal year end will be December 31.

16.	VALIDITY

16.1	This Agreement shall be valid from the date it is signed and shall remain valid and in full force until this Agreement is explicitly terminated. Such termination requires unanimity from the Members.

[Signature Page Follows]

[Signature Page to Members Agreement]

In witness whereof, the parties hereto have duly executed and signed this Agreement, in 2 originals, in ____________, on the date first written above.

F&T WATER SOLUTIONS, LLC

By:	/s/
Peter Letizia, President

NATURALSHRIMP HOLDINGS, INC.

By:	/s/
Gerald Easterling, President

Natural Aquatic Systems, LLC

By:	/s/
[Insert name of authorized officer], [insert title]

Schedule 1

The Technology

TECHNOLOGY shall mean any and all inventions and intellectual property of the Members used in aquaculture and self-contained eco-systems for the growing and marketing of aquatic species (other than Shrimp), and software designed to monitor and control such eco-systems, and shall include but shall not be limited to all IMPROVEMENTS, KNOW-HOW, LICENSED PATENTS and LICENSED PRODUCTS as defined below.

IMPROVEMENTS shall mean improvements and enhancements to the Technology, whether or not patentable, which during the term of this Agreement are made, conceived or acquired by either party or to which either party obtains rights which it can provide to the other without obligation to third parties, including changes made for the purpose of improving the operation, efficiency, marketing or deployment of the Licensed Product.

KNOW-HOW shall mean the engineering, design, and operational techniques possessed by the Members relating to the specifications (including specifications for the ingredients needed for the growing of aquatic species), design, construction, and operational performance of the Technology, which are applicable within the field of aquaculture and self-contained eco-systems for the growing and marketing of aquatic species.  The Know-How shall specifically include, but not be limited to Facility Construction Manuals, Facility Operational Manuals, and any local, state or federal governmental licenses or permits held, or hereinafter acquired, by the Members in the United States regarding the Technology and all information supplied by the Members to such governmental authority in obtaining such license or permit.  Know-How shall also include any information obtained by the Members or the Company through advisory boards concerning the specifications, design, construction, and operational performance of the Technology.  A Configuration & Document Management System will be used to support a cost effective and controlled evolution of the Know-How.  All manuals and all other documents being part of the Know-How, must be created, maintained and revised according to such system.  Know-How shall also mean any publicity material developed by the Members concerning the marketing, sale and/or distribution of the Licensed Products.

LICENSED PATENTS means now existing or hereafter acquired patents and patent rights which relate to inventions in, or applicable to aquaculture and self-contained eco-systems for the growing and marketing of aquatic species, and which are owned, acquired or controlled by the Members during the term of this Agreement.

LICENSED PRODUCT shall mean any and all products which employ or are produced using the Technology or any and all products that are used to create self-contained eco-systems for the growing of aquatic species (except enclosed recirculating shrimp system) and software designed to monitor and control such eco-systems.